Exhibit 99.1

Consent of Person Named as About to Become Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the Registration Statement on Form S-4 of Capstone Dental Pubco, Inc. and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act as a person anticipated to become a director of Capstone Dental Pubco, Inc. upon completion of the Business Combination (as such term is defined in the Registration Statement), and to the filing of this consent as an exhibit to the Registration Statement.

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